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                                                                      EXHIBIT 21



Liquidmetal Technologies has three material direct subsidiaries and no material indirect subsidiaries, as follows:

(a) Liquidmetal Golf: Liquidmetal Technologies holds 79.19% of the issued and outstanding common stock of Liquidmetal Golf, a California corporation.

(b) Liquidmetal Korea Co., Ltd.: Liquidmetal Technologies holds 99.97% of the issued and outstanding equity securities of Liquidmetal Korea Co., Ltd., a South Korean limited liability company.

(c) Dongyang Yudoro: Liquidmetal Technologies holds 51% of the issued and outstanding equity securities of Dongyang Yudoru, a South Korean joint stock company.